Exhibit 99.1

Shareholder Letter Q4 2023

investors.nextdoor.com

Business Highlights

Q4 revenue increased 4% year-over-year to $56M. We saw growth in self-serve revenue, which now exceeds 40% of our revenue, and strong performance in the UK. These areas of progress were partially offset by lower spend from some large US advertisers. We saw a return to year-over-year growth in home services-related spending in Q4, and note momentum in emerging verticals including healthcare and government/non-profit.

Q4 Weekly Active Users (WAU) grew 5% year-over-year and 3% quarter-over-quarter to 41.8 million, and we saw a second straight quarter of record organic Verified Neighbor additions driven by digital invites and neighbor to-neighbor invites, as well as machine learning investments that improved our Feed ranking and notifications. Session depth again hit all-time highs in Q4, continuing our recent progress delivering relevant local content.

Q4 ARPU[1] of $1.33 was stable year-over-year. Increases in average spending among small and mid-sized advertisers and improvements in session depth were offset by mixed performance across different enterprise advertisers and verticals. Ad impressions continue to grow at a healthy rate, though were partially offset by a year-over-year decline in US Feed eCPM.

Revenue

$53M
$50M
$57M
$56M
$56M
(10%) YoY Growth
(2%)
4%
4%
4%
Q4 2022
Q1 2023
Q2
Q3
Q4

WAU

40.0M
42.4M
41.6M
40.4M
41.8M
11% YoY Growth
16%
13%
6%
5%
Q4 2022
Q1 2023
Q2
Q3
Q4

ARPU (WAU)

$1.33
$1.17
$1.37
$1.39
$1.33
(19%) YoY Growth
(16%)
(7%)
(2%)
0%
Q4 2022
Q1 2023
Q2
Q3
Q4

Net Loss[2]

(63%) Margin
(68%)
(62%)
(68%)
(73%)
($33M)
($34M)
($35M)
($38M)
($41M)
Q4 2022
Q1 2023
Q2
Q3
Q4

Adjusted EBITDA[3]

(32%) Margin
(44%)
(33%)
(35%)
(25%)
($17M)
($22M)
($19M)
($20M)
($14M)
Q4 2022
Q1 2023
Q2
Q3
Q4

______________________________
1 ARPU is defined as average revenue per WAU. eCPM is a measure of revenue received for every thousand ad impressions served.
2 Net Loss margin is calculated as Net Loss divided by Revenue.
3 Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue. A reconciliation of non-GAAP metrics used in this letter to their most comparable GAAP measures is provided at the end of the letter.

To Our Shareholders
Q4 finished with renewed strength. WAU grew to 41.8M, up 5% year-over-year and up 3% sequentially. Q4 Revenue grew 4% year-over-year, and the initial benefits of our recent cost reduction plan contributed to 7 percentage points of year-over-year adjusted EBITDA margin improvement in the quarter.
Q4 performance was largely attributable to the following factors: (1) WAU growth made possible in part by robust organic Verified Neighbor4 growth, which hit a record for the second consecutive quarter, (2) stronger-than-expected impression growth enabled by record session depth5, which grew +36% year-over-year, (3) higher average spend by small and mid-sized advertisers, (4) a return to growth in our home services vertical (+16% year-over-year), and, (5) lower marketing and personnel costs.
We delivered full year revenue growth and margin improvement, but we can do more. Full-year 2023 revenue grew 3% and adjusted EBITDA margins improved by 2 percentage points year-over-year — initial progress that we intend to build upon in 2024. Despite mid-year weakness tied mostly to mixed advertising demand across verticals, we streamlined our organization to better focus on growth and managed our cash position, which totaled $531M at year-end6.
We retained 90% of our top 50 customers from 2022 in 2023. While some larger customers adjusted objectives and reduced spending in 2023, our faster-growing mid-market and SMB customers, many of whom now benefit from our Nextdoor Ads Manager (NAM) and Nextdoor Ad Server (NAS), spent more. This demonstrates that advertisers of all sizes are using Nextdoor and finding increasing value on our platform.
Exposure to specific advertising industry verticals affects our performance. Our top three advertising verticals in FY’23 were home services, retail/quick serve restaurants (QSR), and technology/telecommunications. We recognize the importance of increasing our vertical and advertiser diversification and the smoothing effect it would have on our revenue trajectory, and have already made progress — the revenue contribution from fast-growing emerging verticals including healthcare and government/non-profit more than doubled over the last two years.
AI/ML are essential tools. In 2023, Nextdoor brought generative AI to the neighborhood for the first time. We leverage artificial intelligence (AI) and machine learning (ML) across our platform, deploying these tools to grow our unique local knowledge graph. Those unique data are critical elements in our nascent Nextdoor ads platform and include content, reviews, and behavioral data that businesses can use to reach the most relevant and receptive audiences. AI and ML also allow us to improve notifications, optimize ad delivery, increase engagement with posts, and encourage kind conversations. In short, these capabilities are positively impacting our business today, even at this early stage of deployment.
Our growth algorithm is simple: persistent user and engagement growth, strong new advertiser growth accelerated by improving self-serve capabilities, durable advertiser retention as more demand is delivered on our proprietary ad server, and a reduced cost base to better enable growth and positive free cash flow. We’re excited about our current momentum and future path, and with self-serve contributing more than 40% of total revenue in Q4, we can see progress underway. We have also expanded our share repurchase program as a clear demonstration of long-term confidence and the value we see at our current share price.

______________________________
4 Verified Neighbors are individuals who have joined Nextdoor and completed the verification process for their account.
5 Session depth reflects the number of ad impression opportunities during each user session.
6 Cash position includes cash and cash equivalents and marketable securities.

Outlook & Foundations For Future Growth
FY 2024 and Q1 2024 guidance

The following factors inform our financial guidance and initial expectations for the business this year:
•Users. We expect Q1 WAU to increase quarter-over quarter, driven by continued strong organic Verified Neighbor growth.
•Revenue. We expect further increases in session depth will yield strong growth in ad impression opportunities, positively impacting our full-year revenue growth rate.
•OpEx and Margins. Our expected 2024 year-over-year Adjusted EBITDA margin improvement will be driven largely by savings related to the cost reduction plan implemented in Q4 2023.
•Capital Allocation. Our board has authorized a $150M increase to our share repurchase program, and we intend to repurchase shares at what we believe is currently an attractive valuation level. Through a combination of that increased authorization and our recently implemented net share settlement for our employee RSUs, we expect to limit dilution in 2024 and beyond.

With those factors in mind, our full-year and Q1 2024 financial outlook is as follows:

FY 2024 Outlook

•We expect our FY 2024 revenue growth rate will exceed our FY 2023 revenue growth rate.
•We expect FY 2024 adjusted EBITDA margin will improve by approximately 10 percentage points year-over-year.

Q1 2024 Outlook

•We expect Q1 2024 revenue in a range between $50 million–$51 million.
•We expect Q1 2024 adjusted EBITDA loss will be approximately ($20) million.

Nextdoor entered 2024 with a more streamlined cost structure, a healthy balance sheet, momentum driving top of funnel acquisition and session depth, and clear ad platform milestones. We remain focused on bringing new neighbors to the platform, growing engagement, and building powerful, accessible solutions for advertisers while also ensuring we deliver value for neighbors, advertisers and shareholders.

Neighbor Growth and Engagement
We believe that neighbor growth, as measured by Verified Neighbors and WAU, is very closely tied to our ability to successfully keep the Nextdoor platform inviting and interesting. Through constant improvement and iteration, we strive to ensure that neighbors are able to easily discover and discuss things that matter to them, find ways to exchange goods and services they want or need, and discover a sense of connection and belonging in communities that are part of the Nextdoor platform. Happy neighbors tell their friends about Nextdoor — and that virality drives our user growth and monetization flywheels over time.

User Growth
Our top of funnel acquisition continues to accelerate, and we ended Q4 with more than 88M Verified Neighbors. Substantially all of the nearly 4M net additions in Q4 were organic (i.e. unpaid), and we posted our second consecutive quarter of record organic Verified Neighbor additions, which grew nearly 50% quarter-over-quarter. That performance was ahead of our internal goal and required minimal spending.

Our strong Verified Neighbor growth helped drive WAU to 41.8M at year-end: up 5% year-over-year and up 3% sequentially. Central to our strong WAU performance in Q4 were (1) our digital invites are growing at scale and converting well, (2) neighbor-to-neighbor invites continuing to scale, and (3) more relevant notifications and an improved feed experience that had positive impacts. On WAU, we have continued to see strong follow-through in Q1.

Depth of Engagement
We’ve seen consistent improvement in session depth in recent quarters. Neighbors are scrolling further through their feeds and viewing more content during their sessions, and we continue to optimize those feeds to deliver more relevant, better ranked content. Our 36% increase in session depth during Q4, which was an acceleration from 34% growth in Q3, suggests neighbors are finding that desired content and engaging much more deeply with it than ever before.
Vitality
Ensuring our platform is welcoming is important for long-term neighbor retention and is a key differentiator for our business. Our recently released 2023 Transparency Report summarizes our considerable efforts to support neighborhood vitality. Our analysis shows that while less than half a percent of neighbors generate ~60% of removed content (mostly removed for being disrespectful), those same neighbors also post a significant amount of unreported content that is often positive and useful. For this reason, we remain very focused on developing technology that encourages neighborly interactions and enhances neighborhood vitality, especially during conversations with divergent viewpoints.

Leveraging generative AI has allowed us to better analyze tone and context, and given us the ability to propose more engaging content and kinder content that prevents misunderstandings. We introduced AI into our product in several important ways in 2023:

First, we gave neighbors the ability to use generative AI to help write posts that are more likely to drive positive community engagement. Second, we integrated AI into our long-standing Kindness Reminder feature, taking the traditional Kindness Reminder a step further by suggesting more constructive revisions for comments that may violate our Community Guidelines.

Our efforts are working. In 2023, 36% of neighbors who were shown the AI Kindness Reminder or the traditional Kindness Reminder prior to publishing content that could potentially violate our Community Guidelines chose to edit or withhold their content. Of those who encountered generative AI-revised text, 26% adopted the suggestion. Exposure to the Kindness Reminder and AI Kindness reminder reduced the creation of content that violated our Community Guidelines by 15%. If content that violates our Community Guidelines is posted, we ensure that it is reviewed and moderated quickly and fairly: in 2023, Nextdoor’s nearly 200,000 volunteer community moderators (a key competitive differentiator) posted industry-leading speeds of removing content in a median time of 5.3 hours from time of report to removal.

As highlighted in our 2023 Transparency Report, by utilizing generative AI to foster positive conversations, ensuring fair content moderation, and continuing to develop technology that discourages hurtful and harmful content, we continue to work towards a welcoming environment for neighbors, who post and engage deeply with high quality content and share it with friends and neighbors — many of whom are not yet on the platform.

9:41
Vanessa Irwin
Lorelei · 1d ·
Mick Jagger has been found!!! Thanks for all of your help in locating him! ... more
1300-1310 32nd Avenue
The owner is a horrible person who shouldn't be able to own a dog if they can't get a hold of it. They should be reported and arrested for animal abuse.
Q W E R T Y U I O P
A S D F G H J K L
Z X C V B N M
123
space
return
9:41
Vanessa Irwin
Lorelei · 1d ·
Mick Jagger has been found!!! Thanks for all of your help in locating him! ... more
1300-1310 32nd Avenue
Kind replies make a difference
Your reply looks similar to content that's been reported for violating guidelines. Do you want to rephrase it?
Edit comment
Don't rephrase
9:41
Get a better response
Original
Suggestion
Andy Williams
It's concerning to see a dog wandering around without its owner in sight. It's important for pet owners to be responsible and keep their pets safe. If you're unable to locate your dog, it's important to take action and report it to the authorities. Let's work together to ensure the safety and well-being of all animals in our community.
Generated by Assistant
Did we get this wrong? Let us know
You'll be able to edit before posting
Use suggestion
Cancel

Engagement-focused Developer Initiatives
In 2023, we rolled out new APIs designed to boost growth and engagement on Nextdoor which, in turn, reinforces the high quality and trusted nature of our platform — and increases its appeal to advertisers.

In 2023. we also rolled out new APIs designed to boost growth and engagement on Nextdoor which, in turn, reinforces the high quality and trusted nature of our platform — and increases its appeal to advertisers.
•Our Share Plugin and Publish APIs drive improved sharing — allowing organizations, public agencies, and businesses to seamlessly share or publish content to Nextdoor. Using our tools, Publish API partners help public agencies automatically schedule, share, and geo-target posts to neighbors.

•Our Display Content APIs allow businesses to connect authentically with customers by sharing content from Nextdoor to their audiences, including recent and top neighborhood posts, local conversations, and events and marketplace listings. Partners including The Weather Channel’s weather.com site and Microsoft Start use the Display Content API to surface timely and trending Nextdoor posts with nearby users’ locations, while partners like Social News Desk seamlessly search for posts that reference keywords important to that community.

Whether via larger-scale rollouts or smaller product enhancements, we continue to invest in product efforts that drive user growth and deepen engagement, with a focus on solutions that improve Nextdoor’s creative, conversion, relevancy, and reporting capabilities.

Advertiser Initiatives
With increasing reach and engagement, we enter 2024 in a strong position. Nextdoor has more neighbors who are using the platform longer, are engaged with more relevant content than ever before, and have a high intent to purchase — amplifying the value of our audience to advertisers. Our unique local knowledge graph, combined with demand delivered on our Nextdoor Ad Server, allows us to increasingly use first-party data and insights to help advertisers reach very specific, targeted audiences.

Advertising Platform Development
In 2023, we achieved our stated goal of having 100% of ads from SMB advertisers served via the Nextdoor Ad Server by year-end, and are on track to continue that migration for mid-market and enterprise advertisers in 2024. Completing the development of our advertising platform is a top priority for Nextdoor and an important step in our providing more value to all customers, from local roofers to regional grocery chains to multinational pharmaceutical companies.

Why is this important for Nextdoor? Our Nextdoor ads platform allows us to integrate our first-party data, including neighbor attributes, activity on the platform, and historical interaction with ads, to show neighbors the ads that are most relevant and personalized to them. For advertisers, our main objective is to build a “must-buy” solution for advertisers of all sizes, and the intended outcomes are to: (1) deliver advertiser value, (2) reduce advertiser effort, and (3) enable businesses of all sizes to thrive on Nextdoor.

Advertiser Growth
On Nextdoor Ads Manager, our self-serve solution, we are seeing early evidence that advertisers are embracing our new offering. While the rollout is still in its early days, we are confident that Nextdoor Ads Manager is driving improved product-market fit for Nextdoor advertisers. We are already seeing good uptake from ad agency partners and are excited about unlocking new sources of growth as advertisers of all sizes migrate onto the platform. We also continue to build advertiser awareness of our capabilities.

Advertiser Trends
We saw some encouraging areas of momentum in Q4, but the overall advertising spend environment remains mixed across different-sized advertisers and verticals.

Looking at results by vertical offers a clear view into the mixed advertiser trends we saw in Q4. Acknowledging that we often see significant quarter-to-quarter variability, a return to growth in one of our core verticals, home services (+16% year-over-year), is an encouraging development. We saw positive Q4 momentum in technology/telecommunications, while financial services remained pressured. Smaller verticals that moved the needle less but continue to grow include healthcare and government/non-profit.

We continue to make inroads with advertisers of all sizes. Of particular note in Q4, the number of active mid-market self-serve customers grew sequentially for the third straight quarter, mid-sized advertisers posted jumps in per account spending and higher revenue retention, and we saw meaningful uptake from ad agency partners, who represented nearly 60% of all self-serve spend in Q4.

Large advertiser performance in Q4 again lagged. As these larger customers shift to Nextdoor Ads Manager and Nextdoor Ad Server, our ability to more effectively deliver on performance-focused campaigns will improve.

Advertiser-focused Developer Initiatives
In Q4, we launched the Nextdoor Developer Site, our portal that enables developers to access our newly launched APIs in order to advertise, share, and display content with local audiences. Two of our platform APIs are focused on advertisers and allow them to directly integrate with Nextdoor and improve the reach and efficiency of their advertising campaigns: (1) our Ads API lets advertisers create and update ad campaigns at scale to increase efficiency and monitor campaign performance, and (2) our Conversion API (CAPI) provides advertisers with full visibility into online and offline conversions and allows them to measure the true ROI of their campaigns. Coupling the CAPI with our self-serve Nextdoor Ads Manager enables programmatic ad buying and automated campaign management. This is an important rollout for Nextdoor and a “must have” for advertisers, who recognize the value of our verified users and local knowledge graph, and have already begun to enable and launch campaigns that utilize our new developer API tools.

Q4 2023 Financial Discussion

Revenue
Q4 revenue was $56M, an increase of 4% year-over-year. Results reflect a year-over-year increase in self-serve revenue and international advertisers, offset by reduced spend from certain large US advertisers. We note year-over-year growth in home services, and strong performance in emerging verticals including healthcare and government/non-profit. Global ARPU was approximately flat year-over-year at $1.33.

Operating expenses
In Q4, GAAP operating expenses were $103M, which included approximately $11M in restructuring costs. The increase was a result of higher research and development costs, modestly higher sales & marketing and general & administrative expenses, as well as a slight increase in cost of revenue.

Cost of revenue was $11M, up 7% year-over-year. The increase was primarily driven by third-party cloud hosting costs.

Research and development expenses were $40M, or 72% of revenue, up 26% year-over-year. The growth was driven primarily by increased personnel-related costs, inclusive of $6M in restructuring costs, related to our engineering, data science, and product management teams.
Sales and marketing expenses were $32M, or 57% of revenue, up 4% year-over-year. Growth in personnel-related costs for the year, inclusive of $3M in restructuring costs, were partially offset by decreased paid marketing spend for both neighbor and business acquisition.
General and administrative expenses were $21M, or 37% of revenue, an increase of 20% year-over-year, driven primarily by an increase in personnel-related costs, inclusive of $2M in restructuring costs, partially offset by a decrease in other expenses.
Total non-GAAP operating expenses were $70M, or 125% of revenue, down 1% year-over-year[7].

______________________________ 7 A reconciliation of non-GAAP metrics used in this letter to their most comparable GAAP measures is provided at the end of this letter.

Earnings
Net loss was $41M in Q4 representing a (73)% margin, compared to $33M and a (63)% margin in the year-ago period. An increase in operating loss was partially offset by an increase in interest income.

Q4 adjusted EBITDA loss was $14M representing a (25)% margin, compared to $17M and a (32)% margin in the year-ago period. Our Non-GAAP operating expense decline of 1% year-over-year excludes restructuring costs and helped drive margin improvement compared to the year ago period. This non-GAAP expense decline was driven primarily by the cost reduction plan that was announced in the fourth quarter of 2023.

Balance sheet and cash flows
In Q4, we ended the period with $531M in cash and cash equivalents and marketable securities. Cash used in operations for the year ended December 31, 2023 was $59M compared to $61M in the year-ago period.

FY 2023 Financial Discussion

2023 revenue was $218M, an increase of 3% year-over-year. 2023 Global ARPU declined 6% year-over-year to $5.25, reflecting continued impressions growth offset by lower pricing year-over-year.

2023 GAAP operating expenses were $391M, an increase of 9% year-over-year, and included $11 million of restructuring costs incurred during Q4. We continue to focus on investing efficiently in research and development and sales & marketing to support of our long-term product and go-to-market initiatives.

Net loss was $148M in 2023, representing a (68)% margin, compared to $138M and a (65)% margin in the prior year.

2023 adjusted EBITDA loss was $74M, representing a (34)% margin, compared to $75M and a (35)% margin in the prior year. Our adjusted EBITDA margin improved as the year progressed, and we posted 2 percentage points of margin improvement for the full year.

Q4 Conference Call and Webcast

We will host a Q&A webcast at 2:00 pm PT/5:00 pm ET today, February 27, 2024, to discuss these results and outlook. An audio webcast archive will be available following the live webcast for approximately one year on Nextdoor’s Investor Relations website at www.investors.nextdoor.com. Thank you for your support in building stronger neighborhoods across the globe and for being active neighbors in your neighborhood. We look forward to your questions and comments this afternoon.

We use our Investor Relations website (investors.nextdoor.com), our X handle (x.com/Nextdoor), our LinkedIn Home Page (linkedin.com/company/nextdoor-com), and Sarah Friar’s LinkedIn posts (linkedin.com/in/sarah-friar-922b044) as a means of disseminating or providing notification of, among other things, news or announcements regarding our business or financial performance, investor events, press releases, and earnings releases and as a means of disclosing material nonpublic information and for complying with our disclosure obligations under Regulation FD. The content of our websites and information that we may post on or provide to online and social media channels, including those mentioned above, and information that can be accessed through our websites or these online and social media channels are not incorporated by reference into this shareholder letter or in any report or document we file with the SEC, and any references to our websites or these online and social media channels are intended to be inactive textual references only.

Nextdoor's global marketing campaign, #LoveYourNeighborhood is a cornerstone of our 2024 content and neighbor engagement strategy. The neighbor content submission contest created a 2% lift in content contribution in 2023.

#LoveYourNeighborhood January 2024 Grand Prize Winner:
Deb Gaston, Orleans-Harwich neighborhood, MA, US

Sharon Smith
Rose Garden neighborhood, CA, US

David Swanson
Willow Lake neighborhood, AZ, US

Steve Zwillinger
Kite Hill neighborhood, CA, US

NOW SERVING
HAPPINESS!

Gretchen Shipman
Armatage neighborhood, MN, US

Brad Eyster
The Park at Locust Creek, KY, US

Safe Harbor Statement
This shareholder letter includes forward-looking statements, which are statements other than statements of historical facts and statements in the future tense. These statements include, but are not limited to, statements regarding our future performance and our market opportunity, including expected financial results for the first quarter of 2024 and full year 2024, trends and expectations regarding our business and operating results, our expectations on Verified Neighbor growth, the expected benefits to our cost reduction plan and share repurchases, our business strategy and plans, and our objectives and future operations, including our expansion into new markets.

Forward-looking statements are based upon various estimates and assumptions, as well as information known to us as of the date of this shareholder letter, and are subject to risks and uncertainties. Accordingly, actual results could differ materially due to a variety of factors, including: our ability to scale our business and monetization efforts; our ability to expand business operations abroad; our limited operating history; risks associated with managing our growth; our ability to achieve and maintain profitability in the future; the effects of the highly competitive market in which we operate; the impact of macroeconomic conditions on our business; our ability to attract new and retain existing customers and users, or renew and expand our relationships with them; our ability to anticipate and satisfy customer preferences; market acceptance of our platform; our ability to successfully develop and timely introduce new products and services; our ability to achieve our objectives of strategic and operational initiatives; cybersecurity risks to our various systems and software; the impact of privacy and data security laws; and other general market, political, economic, and business conditions.

Additional risks and uncertainties that could affect our financial results and business are more fully described in our Annual Report on Form 10-K for the period ended December 31, 2023, which is expected to be filed on or about February 27, 2024, and our other SEC filings, which are available on the Investor Relations page of our website at investors.nextdoor.com and on the SEC’s website at www.sec.gov.
All forward-looking statements contained herein are based on information available to us as of the date hereof and you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this shareholder letter or to conform these statements to actual results or revised expectations, except as required by law. Undue reliance should not be placed on the forward-looking statements in this shareholder letter.
A Note on Guidance
We have not reconciled our adjusted EBITDA and adjusted EBITDA margin outlook to GAAP net loss or GAAP net loss margin because certain items that impact GAAP net loss and GAAP net loss margin are uncertain or out of our control and cannot be reasonably predicted. In particular, stock-based compensation expense is impacted by the future fair market value of our common stock and other factors, all of which are difficult to predict, subject to frequent change, or not within our control. The actual amount of these expenses during 2024 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of adjusted EBITDA outlook to net loss and adjusted EBITDA margin to GAAP net loss margin is not available without unreasonable efforts.

Consolidated Balance Sheets
in thousands, except per share data (unaudited)

	As of December 31,
	2023	2022

Assets
Current assets:
Cash and cash equivalents	$60,233	$55,236
Marketable securities	470,868	528,067
Accounts receivable, net of allowance of $385 and $422 as of December 31, 2023 and 2022, respectively	26,233	29,770
Prepaid expenses and other current assets	9,606	12,185
Total current assets	566,940	625,258
Restricted cash, non-current	11,171	—
Property and equipment, net	8,082	11,818
Operating lease right-of-use assets	56,968	52,555
Intangible assets, net	1,301	3,067
Goodwill	1,211	1,211
Other assets	8,891	5,653
Total assets	$654,564	$699,562

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,895	$4,535
Operating lease liabilities, current	6,208	7,766
Accrued expenses and other current liabilities	27,308	22,362
Total current liabilities	35,411	34,663
Operating lease liabilities, non-current	60,378	53,831
Other liabilities, non-current	218	—
Total liabilities	96,007	88,494

Stockholders' equity:
Preferred stock, $0.0001 par value; 50,000 shares authorized; no shares issued or outstanding as of December 31, 2023 and 2022	—	—
Class A Common stock, $0.0001 par value; 2,500,000 shares authorized; 186,415 and 153,693 shares issued and outstanding as of December 31, 2023 and 2022, respectively	19	15
Class B Common stock, $0.0001 par value; 500,000 shares authorized; 201,960 and 218,029 shares issued and outstanding as of December 31, 2023 and 2022, respectively	20	22
Additional paid-in capital	1,323,595	1,231,482
Accumulated other comprehensive income (loss)	943	(2,196)
Accumulated deficit	(766,020)	(618,255)
Total stockholders' equity	558,557	611,068

Total liabilities and stockholders' equity	$654,564	$699,562

Consolidated Statements of Operations
in thousands, except per share data (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Revenue	$55,557	$53,270	$218,309	$212,765
Costs and expenses:
Cost of revenue	10,539	9,857	41,613	38,981
Research and development	40,250	32,016	149,998	127,073
Sales and marketing	31,766	30,494	122,925	123,182
General and administrative	20,656	17,234	76,057	67,733
Total costs and expenses	103,211	89,601	390,593	356,969
Loss from operations	(47,654)	(36,331)	(172,284)	(144,204)
Interest income	7,145	3,957	25,780	9,304
Other income (expense), net	21	259	(505)	(1,343)
Loss before income taxes	(40,488)	(32,115)	(147,009)	(136,243)
Provision for income taxes	42	1,293	756	1,673
Net loss	$(40,530)	$(33,408)	$(147,765)	$(137,916)

Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(0.10)	$(0.09)	$(0.39)	$(0.36)
Weighted average shares used in computing net loss per share attributable to Class A and Class B common stockholders, basic and diluted	386,438	370,305	379,254	378,731

Consolidated Statements of Cash Flows
in thousands (unaudited)

	Year Ended December 31
	2023	2022

Cash flows from operating activities:
Net loss	$(147,765)	$(137,916)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,769	5,656
Stock-based compensation	83,025	64,420
Bad debt expense	46	71
Accretion of investments	(8,607)	151
Other	(347)	(2,322)
Changes in operating assets and liabilities:
Accounts receivable, net	3,491	(168)
Prepaid expenses and other assets	3,399	3,751
Operating lease right-of-use assets	4,694	6,867
Accounts payable	(2,640)	(1,578)
Operating lease liabilities	(5,676)	(7,132)
Accrued expenses and other liabilities	5,338	7,697
Net cash used in operating activities	(59,273)	(60,503)
Cash flows from investing activities:
Purchases of property and equipment	(267)	(3,161)
Purchases of marketable securities	(590,610)	(711,887)
Sales of marketable securities	155,418	10,789
Maturities of marketable securities	504,449	366,811
Loan to Opportunity Finance Network	(2,500)	(5,000)
Net cash provided by (used in) investing activities	66,490	(342,448)
Cash flows from financing activities:
Proceeds from exercise of stock options, net of repurchases	7,181	12,463
Proceeds from issuance of common stock under employee stock purchase plan	2,008	1,430
Payment of transaction costs related to the Reverse Recapitalization	—	(314)
Tax withholdings on release of restricted stock units	(273)	(695)
Repurchase of common stock	—	(77,232)
Net cash provided by (used in) financing activities	8,916	(64,348)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	35	723
Net increase (decrease) in cash, cash equivalents, and restricted cash	16,168	(466,576)
Cash, cash equivalents, and restricted cash at beginning of period	55,236	521,812
Cash, cash equivalents, and restricted cash at end of period	71,404	55,236

Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we present non-GAAP cost of revenue, non-GAAP research and development, non-GAAP sales and marketing, non-GAAP general and administrative, adjusted EBITDA and adjusted EBITDA Margin in this shareholder letter. Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP.
We use these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including in the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. These measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, adjusted EBITDA is widely used by investors and securities analysts to measure a company's operating performance. We exclude the following items from one or more of our non-GAAP financial measures: stock-based compensation expense (non-cash expense calculated by companies using a variety of valuation methodologies and subjective assumptions), depreciation and amortization (non-cash expense), interest income, provision for income taxes, and, if applicable, restructuring charges and acquisition-related costs.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, (1) stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and our non-GAAP measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, and (3) adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (c) tax payments that may represent a reduction in cash available to us. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures. A reconciliation of these non-GAAP measures has been provided below:

Non-GAAP Financial Measures
in thousands (unaudited)

	Three Months Ended December 31		Year Ended December 31
	2023	2022	2023	2022

Net loss	$(40,530)	$(33,408)	$(147,765)	$(137,916)
% Margin	(73%)	(63%)	(68%)	(65%)
Depreciation and amortization	$1,413	$1,487	$5,769	$5,656
Stock-based compensation	22,290	17,463	83,025	64,420
Interest income	(7,145)	(3,957)	(25,780)	(9,304)
Provision for income taxes	42	1,293	756	1,673
Restructuring charges	9,888	—	9,888	—
Adjusted EBITDA	$(14,042)	$(17,122)	$(74,107)	$(75,471)
% Margin	(25%)	(32%)	(34%)	(35%)
Cost of Revenue Reconciliation:
Cost of Revenue, GAAP	$10,539	$9,857	$41,613	$38,981
Stock-based compensation	(889)	(721)	(3,201)	(2,627)
Cost of Revenue, Non-GAAP	$9,650	$9,136	$38,412	$36,354
% of revenue, GAAP	19%	19%	19%	18%
% of revenue, Non-GAAP	17%	17%	18%	17%
Research and Development Reconciliation:
Research and Development, GAAP	$40,250	$32,016	$149,998	$127,073
Stock-based compensation	(11,815)	(9,653)	(43,619)	(35,567)
Depreciation and amortization	(475)	(508)	(1,961)	(1,951)
Restructuring charges	(5,141)	—	(5,141)	—
Research and Development, Non-GAAP	$22,819	$21,855	$99,277	$89,555
% of revenue, GAAP	72%	60%	69%	60%
% of revenue, Non-GAAP	41%	41%	45%	42%
Sales and Marketing Reconciliation:
Sales and Marketing, GAAP	$31,766	$30,494	$122,925	$123,182
Stock-based compensation	(3,408)	(2,543)	(12,548)	(10,160)
Depreciation and amortization	(767)	(782)	(3,110)	(3,001)
Restructuring charges	(2,984)	—	(2,984)	—
Sales and Marketing, Non-GAAP	$24,607	$27,169	$104,283	$110,021
% of revenue, GAAP	57%	57%	56%	58%
% of revenue, Non-GAAP	44%	51%	48%	52%
General and Administrative Reconciliation:
General and Administrative, GAAP	$20,656	$17,234	$76,057	$67,733
Stock-based compensation	(6,178)	(4,546)	(23,657)	(16,066)
Depreciation and amortization	(171)	(197)	(698)	(704)
Restructuring charges	(1,763)	—	(1,763)	—
General and Administrative, Non-GAAP	$12,544	$12,491	$49,939	$50,963
% of revenue, GAAP	37%	32%	35%	32%
% of revenue, Non-GAAP	23%	23%	23%	24%
Total Operating Expenses Reconciliation:
Operating Expenses, GAAP	$103,211	$89,601	$390,593	$356,969
Stock-based compensation	(22,290)	(17,463)	(83,025)	(64,420)
Depreciation and amortization	(1,413)	(1,487)	(5,769)	(5,656)
Restructuring charges	(9,888)	—	(9,888)	—
Total Operating Expenses, Non-GAAP	$69,620	$70,651	$291,911	$286,893
% of revenue, GAAP	186%	168%	179%	168%
% of revenue, Non-GAAP	125%	133%	134%	135%